Exhibit 99.1

PRESS RELEASE

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES LAUNCHES QUARTERLY CASH DIVIDEND

HOUSTON — NOVEMBER 5, 2013 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management and control of electrical energy and other critical processes, announced today that on November 4, 2013 its Board of Directors adopted a quarterly cash dividend policy, declaring its first quarterly cash dividend on the Company’s common stock in the amount of $0.25 per share. The dividend is payable on December 18, 2013 to shareholders of record at the close of business on November 20, 2013, subject to receipt of the required formal consent per the Company’s credit facility.

Michael A. Lucas, Chief Executive Officer, stated, “We are pleased to announce our first quarterly cash dividend to shareholders. Over the past two years, we generated sufficient cash to complete substantial investments in two new manufacturing facilities to enhance our position for future growth, while maintaining a cash balance in excess of $100 million. With these facility investments completed, combined with our strong balance sheet, access to debt financing and projected future cash flows, we believe we have adequate resources to support a quarterly dividend to our shareholders as well as continue our growth plans.”

The Board of Directors anticipates declaring this dividend in future quarters on a regular basis; however, future declarations of dividends will be determined by the Board based on the financial condition and outlook for the Company as well as any particular cash and financing needs of the Company.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

###